UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	December 7, 2012

Wells Mid-Horizon Value-Added Fund I, LLC
(Exact Name of Registrant as Specified in Charter)

Georgia	000-53626	20-3192853
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 7, 2012, Wells Mid-Horizon Value-Added Fund I, LLC (the “Registrant”) and Country Music Television, Inc. (“CMT”), an unrelated third party, entered into an eighth amendment to the lease agreement (the "Amendment") at the Commerce Street Building, a four-story office building containing approximately 115,000 rentable square feet and two floors of the parking deck located in Nashville, Tennessee. CMT currently leases approximately 75% of the Commerce Street Building. The Amendment extends CMT's lease term from May 31, 2013 to May 31, 2020. The Registrant owns 100% of the Commerce Street Building.

Effective June 1, 2013, CMT's annual base rent will decrease from approximately $18.70 per square foot to approximately $17.25 per square foot. CMT's annual base rent will then increase by approximately 2.25% annually beginning in the thirteenth month of the lease. In addition to annual base rent, effective June 1, 2014 upon the expiration of a 12-month reimbursement abatement period, CMT is also required to reimburse the Registrant for its pro rata share of all operating expenses and real estate taxes for the Commerce Street Building that exceed base year expenses. In connection with the Amendment, CMT will receive a credit in the amount of approximately $296,800 to be paid in a lump sum payment by December 31, 2012 or be applied against rental payments due over the remaining lease term of the current in-place lease. In addition, CMT is entitled to a landlord-funded tenant allowance of approximately $602,200. The landlord is also required to complete certain building improvements, as defined in the Amendment. The Amendment allows CMT to reduce its square footage leased by up to approximately 28,700 square feet, the second floor of the building, effective May 31, 2018, by providing at least 12 months written notice and funding a payment to the landlord up to approximately $150,000, dependent upon the total reduction in square footage leased. CMT has the right to extend the lease term for two additional five-year periods at 95% of the then fair market rental rate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS MID-HORIZON VALUE-ADDED FUND I, LLC (Registrant)

	By:	WELLS INVESTMENT MANAGEMENT COMPANY, LLC (Manager)

December 13, 2012		/s/ DOUGLAS P. WILLIAMS
Douglas P. Williams Principal Financial Officer, Senior Vice President, Secretary and Treasurer of Wells Investment Management Company, LLC